Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use of the name Netherland, Sewell & Associates, Inc. and the references to our audits of Matador Resources Company’s proved oil and natural gas reserves estimates and future net revenue at December 31, 2016, December 31, 2015, December 31, 2014, March 31, 2016, June 30, 2016 and June 30, 2017 included or incorporated by reference in this Registration Statement on Form S-3 and the incorporation by reference of our corresponding audit letters. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III, P.E.
Name:	C.H. (Scott) Rees III, P.E.
Title:	Chairman and Chief Executive Officer

Dallas, Texas

August 11, 2017